UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2012

Town Sports International Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52013	20-0640002
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No )

5 Penn Plaza (4th Floor), New York, New York 10001

(Address of Principal Executive Offices, Including Zip Code)

(212) 246-6700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 22, 2012, Town Sports International Holdings, Inc. (the “Company”) announced that it entered into a First Amendment to the Credit Agreement (the “Amendment”). The Amendment (i) reduced the applicable margin on the initial term loans from 4.50% to 3.50% for Base Rate Loans and from 5.50% to 4.50% for Eurodollar Loans and (ii) reduced the interest rate floor on the initial term loans from 2.50% to 2.25% for Base Rate Loans and from 1.50% to 1.25% for Eurodollars Loans. Additionally, the Amendment modified the 1% prepayment penalty applicable for voluntary prepayments and mandatory prepayments of initial term loans made prior to August 22, 2013 such that it is payable only in connection with a transaction that reduces the effective yield of initial term loans. The description of the Amendment set forth above is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	First Amendment, dated as of August 22, 2012, to the Credit Agreement, dated as of May 11, 2011, among Town Sports International, LLC, Town Sports International Holdings, Inc., the lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and Keybanc National Association, as Documentation Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (Registrant)

Date August 22, 2012	By	/s/ DANIEL GALLAGHER
Daniel Gallagher
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	First Amendment, dated as of August 22, 2012, to the Credit Agreement, dated as of May 11, 2011, among Town Sports International, LLC, Town Sports International Holdings, Inc., the lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and Keybanc National Association, as Documentation Agent.